Aames 2002-2

Mortgage Pass-Through Certificates

Prepayment Report for February 25, 2003Distribution
Prepayment Report - Voluntary Prepayments

VOLUNTARY PREPAYMENTS	GROUP 2	GROUP 1	TOTAL

Current
Number of Paid in Full Loans	-	9	9
Number of Repurchased Loans	1	1	2
Total Number of Loans Prepaid in Full	1	10	11

Paid in Full Balance	-	874,423.95	874,423.95
Repurchased Loans Balance	449,666.03	244,800.00	694,466.03
Curtailments Amount	-	-	-
Total Prepayment Amount	449,666.03	1,119,223.95	1,568,889.98

Cumulative
Number of Paid in Full Loans	-	16	16
Number of Repurchased Loans	1	3	4
Total Number of Loans Prepaid in Full	1	19	20

Paid in Full Balance	-	1,525,799.12	1,525,799.12
Repurchased Loans Balance	449,666.03	451,800.00	901,466.03
Curtailments Amount	-	-	-
Total Prepayment Amount	449,666.03	1,977,599.12	2,427,265.15

SPACE INTENTIONALLY LEFT BLANK

Total Prepayments by Groups (in thousands of dollars)

Total Prepayments (in thousands of dollars)

Page 19 of 27	© COPYRIGHT 2003 Deutsche Bank

Aames 2002-2

Mortgage Pass-Through Certificates

Prepayment Report for February 25, 2003Distribution
Prepayment Report - Voluntary Prepayments
VOLUNTARY PREPAYMENT RATES	GROUP 2	GROUP 1	TOTAL

SMM	1.13%	0.41%	0.50%
3 Months Avg SMM
12 Months Avg SMM
Avg SMM Since Cut-off	0.57%	0.36%	0.39%

CPR	12.73%	4.80%	5.84%
3 Months Avg CPR
12 Months Avg CPR
Avg CPR Since Cut-off	6.58%	4.24%	4.54%

PSA	1788.01%	606.63%	748.00%
3 Months Avg PSA Approximation
12 Months Avg PSA Approximation
Avg PSA Since Cut-off Approximation	1074.62%	613.32%	666.23%

CPR by Groups

Total CPR

PSA by Groups

Total PSA

Page 20 of 27	© COPYRIGHT 2003 Deutsche Bank

Aames 2002-2

Mortgage Pass-Through Certificates

Prepayment Report for February 25, 2003Distribution
Prepayment Report - Voluntary Prepayments

CPR Avg since Cut-Off by Groups

Total CPR Avg since Cut-Off

PSA Avg since Cut-Off by Groups

Total PSA since Cut-Off

PREPAYMENT CALCULATION METHODOLOGY
Single Monthly Mortality (SMM): (Voluntary partial and full prepayments + Repurchases)/(Beg Principal Balance - Sched Principal)
Conditional Prepayment Rate (CPR): 1-((1-SMM)^12)
PSA Standard Prepayment Model: CPR/(0.02*min(30,WAS))
Average SMM over period between nth month and mth month (AvgSMMn,m): [(1-SMMn) * (1-SMMn+1) *. . . . .*(1-SMMm)]^(1/months in period n,m)
Average CPR over period between the nth month and mth month (AvgCPRn,m): 1-((1-AvgSMMn,m)^12)
Average PSA Approximation over period between the nth month and mth month: AvgCPRn,m/(0.02*Avg WASn,m))
Average WASn,m: (min(30,WASn)+min(30,WASn+1)+. . . . .+min(30,WASm)/(number of months in the period n,m)
Weighted Average Seasoning (WAS)

Note: Prepayment rates are calculated since deal issue date and include partial and full voluntary prepayments and repurchases.
Dates correspond to distribution dates.

Page 21 of 27	© COPYRIGHT 2003 Deutsche Bank